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                                                                     EXHIBIT 8.1

                               February 16, 1999



CDnow, Inc.
1005 Virginia Drive
Ft. Washington, Pennsylvania  19034

Ladies and Gentlemen:

Pursuant to an Agreement and Plan of Merger dated as of October 22, 1998 as amended as of January 29, 1999 (the "Merger Agreement") among N2K, a Delaware corporation ("N2K"), CDnow, Inc., a Pennsylvania corporation ("CDnow") and Exit 8 Holding Company, a Pennsylvania corporation ("CDnow/N2K"), CDnow Acquisition Corp., a wholly owned subsidiary of CDnow/N2K will merge with and into CDnow (the "CDnow Merger") and N2K Acquisition Corp., a separate wholly owned subsidiary of CDnow/N2K will merge with and into N2K (the "N2K Merger" and together with the N2K Merger the "Mergers").

We have acted as counsel to CDnow in connection with the CDnow Merger and in that connection, you have requested our opinion as to the material federal income tax consequences to holders of shares of CDnow common stock ("CDnow Common Stock"). Our opinion only addresses holders of CDnow Common Stock that hold their shares as capital assets and does not address all aspects of federal income taxation that may be important to such holders in light of their particular circumstances. Further, our opinion does not address all aspects of federal income taxation that may be applicable to holders subject to special rules, such as: (i) holders who are not United States persons; (ii) financial institutions; (iii) tax- exempt organizations; (iv) insurance companies; (v) dealers or brokers in securities; (vi) holders who held their CDnow stock as part of a hedge, appreciated financial position, straddle, or conversion transaction; or (vii)holders who acquired their CDnow stock pursuant to the exercise of employee stock options or otherwise as compensation. In rendering our opinion, we have examined the Merger Agreement, the Registration Statement, the Proxy

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CDnow, Inc.
February 16, 1999
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Statement and such other documents and corporate records as we have deemed necessary representation letters of CDnow and N2K dated today which have been delivered to us for purposes of this opinion (the "Officer's Certificates"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion or appropriate. In addition, we have assumed: (i) the Mergers will be consummated in the manner contemplated in the Proxy Statement and in accordance with the provisions of the Merger Agreement,
(ii) the statements concerning the Mergers set forth in the Proxy Statement are accurate and complete, (iii) the representations set forth in the Officer's Certificates are accurate and complete and (iv) any representations in the Officer's Certificates that are qualified by the phrases "to the best of the knowledge," "has no knowledge," or similar such phrases are, in each case, correct without such qualification.

     Under current law, and on the basis and subject to (i) the accuracy of the statements and representations contained in the materials referred to above and the above assumptions and (ii) our considerations of such other matters as we have deemed necessary, our opinion of the material federal income tax consequences to certain holders of CDnow Common Stock is as follows:

     . The CDnow Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and/or, taken together with the N2K Merger, as a transfer of property to CDnow/N2K by holders of CDnow common stock described in Section 351 of the Code;


     . Holders of CDnow Common Stock who exchange their CDnow Common Stock solely for CDnow/N2K Common Stock in the CDnow Merger will not recognize gain or loss for federal income tax purposes with respect to this exchange;


     . The aggregate tax basis of CDnow/N2K Common Stock received by a CDnow shareholder as a result of the CDnow Merger will be the same as the shareholder's aggregate tax basis in the CDnow Common Stock surrendered in the exchange;
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CDnow, Inc.
February 16, 1999
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     .    The holding period of the CDnow/N2K Common Stock held by former CDnow shareholders as a result of the exchange will include the period during which the shareholder held the CDnow Common Stock exchanged; and

     . A CDnow shareholder who exercises dissenters' rights of appraisal with respect to CDnow Common Stock and who receives payment for such stock in cash should generally recognize capital gain or loss measured by the difference between the amount of cash received and the SHAREHOLDER'S basis in the share.

You have not requested, and we do not express, an opinion concerning any other tax consequences of the Mergers.

Our opinion expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed in our opinion, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that our opinion, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely are subject to change either prospectively or retroactively, and any change in such authorities or variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated.

Our opinion is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. We hereby consent to the filing of our opinion as an exhibit to the Registration Statement and to the reference to us in the section captioned "The Merger -- Material Federal Income Tax Consequences" in the Proxy Statement constituting a part of the Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                        Very truly yours,



                                   /s/  Morgan, Lewis & Bockius LLP